Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland Sewell & Associates, Inc. hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Quicksilver Resources Inc. (the “Company”) for the fiscal year ended December 31, 2003, and the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2004. We hereby further consent to the use of information contained in our reports, as of January 1, 2004 and 2003 setting forth the estimates of revenues from the Company’s oil and gas reserves. We further consent to the incorporation by reference of the Form 10-K and the Forms 10-Q into the Company’s Registration Statement on Form S-3 filed during July 2004.

NETHERLAND SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell Chairman and Chief Executive Officer

Dallas, Texas

July 15, 2004